AWARD CERTIFICATE

Restricted Stock Units Granted under
the Second Amended and Restated
Simmons First National Corporation
2015 Incentive Plan
______________________________________________________________________

This Award Certificate, effective as of the Grant Date, between Simmons First National Corporation (“Simmons”) and the Participant, who is an employee of Simmons or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (the “Company”), has been approved under the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan (the “Plan”) and evidences the grant of restricted stock units (“RSUs”) to the Participant under the Plan, as follows.

Simmons hereby grants to the Participant the RSUs set forth in Section 1 below (“RSU Award”). The RSU Award is in all respects limited and conditioned as provided in this Award Certificate, in the Plan, and in the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.

1. Participant and Award Information.

Participant Name: __________________

Grant Date: __________________

RSUs Granted: __________________

Vesting Dates Shares

2.    Participant’s Acknowledgments. To evidence its grant of the RSU Award, Simmons has signed this Award Certificate as of the Grant Date. This Award Certificate and the RSU Award shall become legally binding, effective as of the Grant Date, if the Participant indicates his or her acceptance of the RSU Award electronically on the on-line system of Etrade, the Company’s equity administrator, within sixty (60) days of the Grant Date. If the Participant fails to timely accept the RSU Award, the RSU Award shall be cancelled and forfeited ab initio. By accepting the RSU Award, the Participant acknowledges that he or she: (a) has read this Award Certificate (including the Terms and Conditions and the Plan); (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of the RSU Award; (c) understands and agrees to the terms, conditions, and consequences of this Award Certificate (including the Terms and Conditions
2022 RSU Award Certificate Associate                            1

and the Plan); and (d) is fully aware of the legal and binding effect of this Award Certificate (including the Terms and Conditions and the Plan).

Simmons First National Corporation

___________________________________

2022 RSU Award Certificate Associate                            2

TERMS AND CONDITIONS

Restricted Stock Unit Terms and
Conditions Second Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

1.Restricted Stock Units. A RSU is a hypothetical share of Simmons common stock. Each vested RSU shall entitle the Participant to receive one Share. A RSU is not a Share and carries no voting or dividend rights until it is vested and converted to a Share and such Share is issued to the Participant.

2.Continuous Employment Requirement. Pursuant to the Award Certificate (which, for the avoidance of doubt, includes these Terms and Conditions), the Participant has been granted RSUs. These RSUs shall be converted to Shares in accordance with Section 3 of these RSU Terms and Conditions (“Terms and Conditions”) only if the Participant is continuously employed by the Company from the Grant Date until vesting, except as otherwise provided in Section 4 of the Terms and Conditions.

For purposes of this Section 2 and subject to Section 13 of the Terms and Conditions, the Participant shall not be treated as having experienced a termination if he or she is on an authorized leave of absence with the Company.

3.Period of Restriction, Vesting and Payment.

a.The RSU Award shall vest as specified in the Award Certificate on the applicable Vesting Dates. Payment of the Shares attributed to the portion of the RSUs that vests shall be made on the applicable Vesting Date. Total Shares per vest shall be rounded down to avoid a fractional share except for the final vest which shall be the remainder of the unvested RSU Award.

b.The period between the Grant Date and the time in which the applicable portion of the RSUs are fully vested is the “Period of Restriction.”

c.Violation of Restrictive Covenants. All vesting of the RSU Award shall cease immediately upon the Participant’s breach, in the Administrator’s determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company and all unvested RSUs shall be cancelled immediately and shall not be payable.

2022 RSU Award Certificate Associate                            3

4.Early Cancellation/Waiver of Continuous Employment Requirement. The continuous employment requirement described in Section 2 of the Terms and Conditions may be waived or RSUs may be cancelled as follows:

a.Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause, quits, is terminated for Cause, or otherwise experiences a termination of employment before satisfying the continuous employment requirement set forth in Section 2 of the Terms and Conditions, and under circumstances not described in Subsections (b), (c), or (d) below, all unvested RSUs shall be cancelled immediately and shall not be payable, except to the extent the Administrator decides otherwise prior to the date of such termination. To the extent the Administrator decides to vest any RSUs that would otherwise be cancelled, payment shall occur within sixty (60) days following the date of termination of employment, subject to Section 13 of the Terms and Conditions and any additional requirements imposed by the Administrator.

b.Retirement. If the Participant retires, all vesting requirements shall be accelerated as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions and, subject to Section 13 of the Terms and Conditions, payment shall be accelerated to the date of retirement. For purposes of this Section 4(b), “retire” or “retirement” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 62 and 10 years of service. The Administrator has the discretion to determine whether years of service shall include service with a predecessor employer.

c.Termination by Reason of Death or Disability. If the Participant experiences a termination of employment by reason of death or Disability, all vesting requirements shall be accelerated to the date of termination of employment, subject to Section 13 of the Terms and Conditions, as if the Participant had satisfied the continuous employment requirement set forth in Section 2 of the Terms and Conditions.

d.Change in Control. To the extent not already vested under Section 3(a) of the Terms and Conditions or under the terms of the acquisition documents executed in connection with a Change in Control, the unvested RSUs shall automatically become fully vested if, in connection with or during the one-year period immediately following a Change in Control, the Participant is involuntarily terminated without Cause, and the Shares attributable to such vesting RSUs shall be paid within sixty (60) days following the date of the Participant’s termination of employment, subject to Section 13 of the Terms and Conditions.
2022 RSU Award Certificate Associate                            4

5.No Transfer During the Period of Restriction. During the Period of Restriction, the Participant may not sell, assign, transfer, pledge, encumber, alienate, hypothecate, or otherwise dispose of the RSUs in the RSU Award or suffer any involuntary assignment or transfer of the RSU Award.

6.Withholding.

a.Subject to Section 13 of the Terms and Conditions, the Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the RSUs. Subject to Section 13 of the Terms and Conditions, the Company shall withhold at the statutory minimum rates unless the Participant has elected prior to the payment date to have a higher amount (up to the maximum allowed by law) withheld. Unless the Participant elects prior to the payment date to satisfy the withholding requirement for any such taxes to be withheld by the Company by check or direct debit (including, for the avoidance of doubt, cash transfer), the Company shall withhold from any vesting RSUs a number of whole Shares having a Fair Market Value equal to the amount required to be withheld to satisfy the withholding requirement (including any higher amount elected by the Participant) and shall cancel any Shares so withheld. The value of any Shares so withheld shall be based on the Fair Market Value of the Shares on the date of payment.
b.The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the RSUs and the transactions contemplated by the Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.

7.Securities Laws. The Company shall not be required to issue or deliver any Shares prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its sole discretion, determines to be necessary or advisable.

8.Definitions. All capitalized terms that are not otherwise defined in these Terms and Conditions or the Award Certificate shall have the meanings set forth in the Plan.

9.Non-Solicitation; Non-Interference. In exchange for the RSUs provided hereunder, the Participant agrees that he or she will not, upon separation of employment, for whatever reason, directly or indirectly though others, solicit
2022 RSU Award Certificate Associate                            5

or accept business from Established Customers for one year after separation of employment from the Company. For the same period, the Participant agrees that he or she will not interfere with, or attempt to interfere with, the Company’s relationships with any of its customers. “Established Customers” shall be defined to mean any customer for whom the Participant provided services, held Confidential Information, or had contact as a representative of the Company while employed by the Company. The acceptance of traditional teller line business by the Participant operating in a retail branch is excluded from the non-solicitation and non-interference obligations set forth in this section.
The Participant also agrees not to use or disclose Confidential Information. “Confidential Information” shall include any information as to Company strategy, business plans, methods or policies, systems, documentation, research or development projects, acquisitions, trade secrets, names and addresses of customers, customer lists, or any other data relating to past, present or prospective customers, or any other information relating to the business operations of Company or its customers.

The Participant also agrees for one year after separation of employment from the Company not to solicit, directly or indirectly through others, any Company associates for employment or to otherwise terminate employment with Company. The Participant agrees these provisions are reasonable and necessary to protect the Company’s legitimate business interests.

This Section 9 shall survive and remain in effect following the Participant’s separation of employment regardless of the status of the RSU at such time.

10.    Clawback. The RSU Award and all Shares delivered and other compensation paid pursuant to the award of RSUs (whether before or after the RSUs have been converted to Shares) shall be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement, clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether approved before or after the date of the Award Certificate, and on such basis as the Board or Administrator determines.
11.    Severability. If any provision of these Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of these Terms and Conditions, and these Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been included herein.

12.    Entire Agreement. The Award Certificate, these Terms and Conditions, and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of the Award Certificate, these Terms and Conditions, and the Plan. Provided however, that nothing in Section 9 hereunder is intended to
2022 RSU Award Certificate Associate                            6

supersede any other non-competition or non-solicitation obligations that the Participant may already have to the Company. Rather, Section 9 shall be read in conjunction with and considered supplemental to such other obligations and shall at all times only enhance but never limit such other obligations.
13.    Compliance with section 409A of the Code. If the Participant is eligible to retire, the RSUs are subject to section 409A of the Code and applicable regulations issued thereunder (“Section 409A”) except in certain limited circumstances. To the extent the RSUs are exempt from Section 409A, nothing in this Section 13 shall require the RSUs to meet the requirements of Section 409A. To the extent the RSUs are subject to Section 409A, the Plan, Award Certificate, and these Terms and Conditions are intended to avoid the adverse tax consequences of Section 409A and shall be interpreted and administered accordingly. The provisions of Section 9.4 of the Plan, including the definitions provided thereunder and the six-month delay, are hereby incorporated by reference into these Terms and Conditions and the Award Certificate. All references to “termination of employment”, “retire”, “Retirement” or similar terms shall mean “separation from service” under Section 409A. A separation from service shall occur at the time required under Section 409A. Each payment hereunder shall be treated as a separate payment under Section 409A. When, if ever, a payment specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company or, if within the control of the Participant and payable over two calendar years, shall always be paid in the later calendar year. To the extent any provision of the Plan, Award Certificate and these Terms and Conditions is subject to and does not comply with Section 409A, such provision shall be interpreted and/or amended to comply with Section 409A, to the extent allowed under Section 409A. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under Section 409A.

14.    Banking Regulatory Provision. The RSU Award shall be subject to any applicable condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.

15.    Electronic Delivery and Acceptance. Simmons has elected to deliver documents related to current or future participation in the Plan by electronic means and to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current equity administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future. The Participant’s indication via the current equity administrator’s on-line system that the Participant has read and accepted the
2022 RSU Award Certificate Associate                            7

RSU Award is considered the Participant’s electronic signature and the Participant’s express consent to the Award Certificate, the Plan, and these Terms and Conditions.

2022 RSU Award Certificate Associate                            8